Exhibit 4.1

Execution Copy

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is made as of April 8, 2008, between TransAtlantic Petroleum Corp. (“TransAtlantic”) and Riata Management, LLC (“Riata”) and is amended and restated as of December 30, 2008.

WHEREAS the parties desire to enter into this Agreement to provide inter alia for the right of Riata to require TransAtlantic to prepare and file a preliminary prospectus and a prospectus with Canadian Securities Commissions covering the Designated Qualifiable Securities to permit the sale thereof in such manner as Riata may designate on the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings. Terms not defined herein shall have the meaning given to them in the Investment Agreement.

(a)	“Agreement” means this Agreement, together with any amendments, supplements, modifications or revisions hereof.

(b)	“Associate” has the meaning ascribed thereto in the Securities Act (Alberta) as at the date hereof, but shall also specifically include in such definition any limited partner of a partnership.

(c)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the Cities of Calgary, Alberta, and Oklahoma City, Oklahoma, for the transaction of banking business.

(d)	“Demand Qualifiable Securities” shall have the meaning set out in Section 2.1(a).

(e)	“Demand Qualification” shall have the meaning set out in Section 2.1(a).

(f)	“Designated Qualifiable Securities” means Demand Qualifiable Securities or Piggy-Back Qualifiable Securities, as the case may be.

(g)	“Directors” means the persons elected or appointed to the board of directors of TransAtlantic or any successors thereof.

(h)	“Investment Agreement” means the Investment Agreement dated March 28, 2008, between TransAtlantic and Riata.

(i)	“Longfellow” means Longfellow Energy LP.

(j)	“Misrepresentation” means (a) an untrue statement of material fact, or (b) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(k)	“Piggy Back Qualifiable Securities” shall have the meaning set out in Section 2.1(c).

(l)	“Qualifiable Securities” means any Common Shares (and any securities of TransAtlantic issued on conversion of, in exchange for or in replacement of such Common Shares) owned or controlled by any member of the Riata Group.

(m)	“Qualification” means the qualification of securities under Canadian Securities Laws to permit the distribution of such securities to the public in any or all of the provinces and territories of Canada.

(n)	“Qualification Expenses” means all reasonable expenses (other than fees or commissions payable to an underwriter, investment banker, manager or agent and fees, disbursements and expenses payable to counsel and auditors of Riata in connection with the distribution of the Qualifiable Securities) in connection with any Qualification pursuant to this Agreement including, without limitation, the following:

(i)	all reasonable fees, disbursements and expenses of counsel and auditors to TransAtlantic;

(ii)	all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(iii)	all filing fees of any Commission;

(iv)	all transfer agent, depositary and registrar fees and the fees of any other agent appointed by TransAtlantic;

(v)	all expenses relating to the preparation of certificates;

(vi)	all fees and expenses of any securities exchange or over-the-counter market on which the Common Shares are then listed; and

(vii)	all reasonable expenses relating to “road shows” and marketing activities and all travel and lodging expenses in connection with such “road shows” and marketing activities.

(o)	“Qualification Period” means the period commencing on the date hereof and terminating on the date on which the Riata Proportional Interest is less than 10%.

(p)	“Riata Group” means Riata, the Riata Entities, the Riata Subscribers and Longfellow.

(q)	“Riata Subscribers” means the parties who acquire Common Shares pursuant to the Concurrent Financing (as that term is defined in the Purchase Agreement between TransAtlantic and Longfellow dated September 19, 2008).

(r)	“Secondary Qualification” shall have the meaning set out in Section 2.1(c).

(s)	“Selling Entities” shall have the meaning set out in Section 3.1(d)(i).

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to “Section” followed by a number and/or a letter refer to the specified section of this Agreement. The terms “this Agreement”, “hereof’, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Accounting References

All accounting terms not expressly defined herein shall be construed in accordance with Canadian generally accepted accounting principles, except where the context otherwise requires.

1.4 Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5 Statutory References

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation shall be construed as a reference to such statute or regulation in effect on the date of this Agreement as it may be amended, re-enacted or superseded from time to time.

1.6 Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

QUALIFICATION RIGHTS

2.1 Required Qualification

(a)	At any time and from time to time, Riata has the right to request that TransAtlantic effect a Qualification of all or part of the Qualifiable Securities (a “Demand Qualification”). Such a request shall be in writing and shall specify:

(i)	the number and the description of Qualifiable Securities to be sold (the “Demand Qualifiable Securities”);

(ii)	the intended method of disposition; and

(iii)	the jurisdictions of Canada in which the Demand Qualification is to be effected.

TransAtlantic shall not be obligated to effect any Demand Qualification for less than $5,000,000 of Demand Qualifiable Securities or more than two Demand Qualifications in any twelve-month period or until a period of at least 90 days has elapsed from the effective date of the most recent previous Qualification. If Riata has made a request to TransAtlantic pursuant to this Section 2.1(a), then TransAtlantic shall not attempt any Qualification of any of its Securities, whether or not subject to Section 2.1(c), until 90 days after such Qualification by Riata has been abandoned or completed.

(b)	The obligation of TransAtlantic pursuant to Section 2.1(a) to comply with the request of Riata for a Demand Qualification is subject to the limitation that TransAtlantic shall be entitled to postpone for a reasonable period of time (not to exceed 30 days or such greater period not in excess of 60 days if required pursuant to the terms of an underwriting or agency agreement to which TransAtlantic is a party) by written notice to Riata, the filing of a prospectus required pursuant to a Demand Qualification if the Corporation delivers to Riata a certificate signed by both the President and Chief Financial Officer (or equivalent officers) of the Corporation certifying that, in the good faith judgment of the Board, such offering would reasonably be expected to materially adversely affect any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation or would require disclosure of information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the TransAtlantic. Such right of delay may only be exercised once in any twelve-month period and if exercised, Riata shall be entitled to withdraw the notice of Demand Qualification and it shall not count against the limit on the number of such demands.

(c)	If TransAtlantic proposes to file a prospectus under Canadian Securities Laws in order to permit the Qualification of securities that are to be issued from treasury or sold by any TransAtlantic Shareholder, then TransAtlantic shall promptly give written notice to Riata and shall use all reasonable efforts to include in the proposed distribution such number of Qualifiable Securities (the “Piggy Back Qualifiable Securities”) as Riata shall request (such Qualification together with a Demand Qualification, a “Secondary Qualification”) within ten days (except in the case of a “bought deal”, where Riata shall have only six hours from being notified of the pricing and the size of such offering to make such request if given two days advance notice of such transaction, whether or not the pricing or total size of such offering is known) after the giving of such notice, upon the same terms (including price, if applicable, and the method of distribution) as such distribution; provided that:

(i)	if the lead underwriter of such offering advises TransAtlantic and Riata that the inclusion of some or all of the Piggy Back Qualifiable Securities would, in such lead underwriter’s judgment, materially interfere with the proposed offering then TransAtlantic will include in such offering such number of securities as the lead underwriter advises can be sold in such offering without such an effect (the “Maximum Number”), as follows and in the following order of priority:

(A)	first, such number of securities from treasury, if any, as TransAtlantic, in its reasonable judgement and acting in good faith and in accordance with sound financial practice, proposes to offer on behalf of itself; and

(B)	second, if and to the extent that the number of securities to be registered under clause 2.1(c)(i)(A) is less than the Maximum Number, all Qualifiable Securities requested to be included by Riata, up to the Maximum Number; and

(C)	third, if and to the extent that the number of securities and Qualifiable Securities to be registered under clauses 2.1(c)(i)(A) and (B) is less than the Maximum Number, any other securities requested to be included by other TransAtlantic Shareholders up to the Maximum Number; and

(ii)	TransAtlantic may at any time prior to the effectiveness of any such prospectus pursuant to which the securities are to be sold, at its sole discretion and without the consent of Riata, withdraw such prospectus and abandon the proposed distribution in which Riata has requested to participate, provided that TransAtlantic will pay the Qualification Expenses in connection with such withdrawn prospectus.

No Qualification of Qualifiable Securities under this Section 2.1(c) shall relieve TransAtlantic of its obligations to effect Demand Qualifications pursuant to Section 2.1(a) hereof. Riata shall be entitled to withdraw some or all of the Piggy Back Qualifiable Securities from such offering at any time.

2.2 Selection of Underwriters

Upon requesting a Demand Qualification, Riata shall select the investment banker(s) and manager(s) to administer the distribution in connection with such Demand Qualification. Riata shall not be required to consult with TransAtlantic on the selection of such bankers or managers, but may do so at its sole discretion.

2.3 Qualification Expenses

To the extent not inconsistent with any regulatory requirements, TransAtlantic will pay all Qualification Expenses in connection with a Qualification effected under Section 2.1(a) or 2.1(c).

ARTICLE 3

QUALIFICATION PROCEDURES

3.1 Procedures

Upon receipt of a request from Riata pursuant to Section 2.1, TransAtlantic will, subject to Section 2.1, effect the Secondary Qualification as requested. In particular, TransAtlantic will as expeditiously as possible:

(a)

prepare and file as soon as is commercially practical (in any event within 21 days after the request for Secondary Qualification has been delivered to TransAtlantic) in the English language and, if required, French language, a preliminary prospectus under and in compliance with the Canadian Securities Laws of each jurisdiction in which the Demand Qualification is to be effected and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and shall, as soon as possible after any comments of the Canadian Securities Commissions have been satisfied with respect thereto, prepare and file under and in compliance with Canadian

Securities Laws a prospectus in the English language and, if required, French language, and obtain receipts therefor and use its best efforts to cause a receipt to be issued for such prospectus as soon as possible (unless the relevant underwriter or group of underwriters advises that filing should be delayed) and shall take all other steps and proceedings that may be necessary in order to permit the Qualification of the Designated Qualifiable Securities for distribution by registrants who comply with the relevant provisions of Canadian Securities Laws (provided that, before filing all such documents referred to in this Section 3.1(a), TransAtlantic will provide to Riata and the counsel of Riata copies thereof and otherwise comply with Section 4.1);

(b)	prepare and file with the applicable Commissions in the jurisdictions in which the Secondary Qualification is to be effected such amendments and supplements to such preliminary prospectus and prospectus as may be reasonably necessary to comply with the provisions of the applicable Canadian Securities Laws with respect to the Qualification of Designated Qualifiable Securities, and take such steps as are reasonably necessary to maintain the effectiveness of such prospectus until the time at which the distribution of the Designated Qualifiable Securities is completed, but such requirement shall extend for a maximum period of 90 days;

(c)	provide to Riata such number of copies of such preliminary prospectus, prospectus, and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as Riata may reasonably request in order to facilitate the distribution of the Designated Qualifiable Securities owned by the Riata Group;

(d)	cause to be provided to Riata, the underwriter or underwriters of any such distribution and such other persons as Riata may reasonably specify:

(i)	an opinion of counsel to TransAtlantic addressed to members of the Riata Group selling securities in the offering (the “Selling Entities”) and the underwriter or underwriters of such distribution and dated the closing date of the distribution as to TransAtlantic’s legal status and capacity, TransAtlantic’s authorized capital, the validity of the Designated Qualifiable Securities, the enforceability of any underwriting agreement to which TransAtlantic is a party, and the Qualification of the Designated Qualifiable Securities and any other matters reasonably requested by the underwriters;

(ii)	a “comfort” letter of TransAtlantic’s auditors addressed to the underwriter or underwriters dated the date of the prospectus and the closing date of the distribution signed by the auditors of TransAtlantic and providing customary comfort in relation to financial information contained in the prospectus;

(iii)	if the prospectus is filed in Québec, opinions of Québec counsel to TransAtlantic and the auditors of TransAtlantic addressed to the Selling Entities and relating to the translation of the preliminary prospectus and the prospectus, such opinions being dated the dates of the preliminary prospectus, prospectus and closing; and

(iv)	such corporate certificates as are customarily provided in securities offerings,

and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as Riata may reasonably request;

(e)	immediately notify Riata of the happening of any event during the period in Section 3.1(b) as a result of which the preliminary prospectus or the prospectus, as then in effect, may include a Misrepresentation (insofar as such Misrepresentation relates to or was made by TransAtlantic);

(f)	otherwise use its best efforts to comply with all applicable published policies, rules and regulations of the applicable Canadian Securities Commissions and any Canadian stock exchange and over-the-counter market on which the Common Shares are then listed or quoted;

(g)	provide a transfer agent and registrar for such Common Shares no later than the closing date of the offering;

(h)	cause all such Designated Qualifiable Securities to be listed on each Canadian stock exchange or over-the-counter market on which the Common Shares are then listed;

(i)	enter into an underwriting agreement with the underwriter or underwriters and the Selling Entities for such distribution, such agreement to contain such terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions;

(j)	enter into such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as Riata or the underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the distribution of the Designated Qualifiable Securities by the Selling Entities; and

(k)	in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or of any order suspending or preventing the use of any prospectus or suspending the Qualification of any of the Designated Qualifiable Securities by such prospectus in any applicable province or territory of Canada, TransAtlantic will notify Riata of such event and use its best efforts promptly to obtain the withdrawal of such order or ruling.

3.2 Obligations of Riata

In connection with any Secondary Qualification, Riata shall:

(a)	provide such information with respect to the Riata Group and the number of securities of TransAtlantic held by the Riata Group as may be reasonably required by TransAtlantic to comply with the applicable Canadian Securities Laws in each jurisdiction in which the Secondary Qualification is to be effected;

(b)	if required under applicable Canadian Securities Laws, execute and cause any other member of the Riata Group to execute, any certificate forming part of a preliminary prospectus, prospectus or similar document to be filed with the applicable Canadian Securities Commissions;

(c)	immediately notify TransAtlantic of the occurrence of any event during the period in Section 3.1(b), as a result of which the preliminary prospectus or the prospectus, as in effect, may include a Misrepresentation insofar as such Misrepresentation relates to or is made by Riata or another member of the Riata Group;

(d)	otherwise use its best efforts to comply with all applicable published policies, rules and regulations of the applicable Canadian Securities Commissions and any Canadian stock exchange and over-the-counter market on which the Common Shares are then listed or quoted and to otherwise comply with applicable Canadian Securities Laws;

(e)	enter into an underwriting agreement with the underwriter or underwriters for such distribution, such agreement to contain such representations and warranties by Riata and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions;

(f)	enter into such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as TransAtlantic or the underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the distribution of the Designated Qualifiable Securities by Riata or another member of the Riata Group; and

(g)	not (until further notice) effect or permit to be effected sales of Designated Qualifiable Securities or deliver or permit to be delivered any prospectus in respect of such sale after notification by TransAtlantic of any order or ruling suspending the effectiveness of the prospectus or after notification by TransAtlantic under Section 3.1(e).

ARTICLE 4

DUE DILIGENCE & INDEMNIFICATION

4.1 Preparation and Reasonable Investigation

In connection with the preparation and filing of any preliminary prospectus or prospectus as herein contemplated, TransAtlantic will give Riata and the underwriter or underwriters, if any, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material provided to TransAtlantic in writing, which in the reasonable judgment of Riata, TransAtlantic and their counsel should be included, and will give each of them such reasonable and customary access to TransAtlantic’s books and records and such reasonable and customary opportunities to discuss the business of TransAtlantic with its officers and auditors as shall be necessary in the reasonable opinion of Riata, the underwriter or underwriters and their respective counsel, and to conduct all reasonable and customary due diligence which Riata, the underwriter or underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing, to the extent permitted by law, a due diligence defence as contemplated by the applicable Canadian Securities Laws and in order to enable such underwriters to execute the certificate required to be executed by them in Canada for inclusion in each such document.

4.2 Indemnification

(a)	By TransAtlantic

TransAtlantic agrees to indemnify, to the extent permitted by law, the Selling Entities and each Person, if any, who participates as an underwriter in the offering or sale of the Designated Qualifiable Securities, their respective directors, officers, employees, agents and securityholders and each Person who controls such underwriter (within the meaning of any applicable Canadian Securities Laws) against all losses (excluding loss of profits or consequential damages), claims, damages, liabilities and expenses arising out of or based upon:

(i)	any information or statement contained in the preliminary prospectus, the prospectus or any amendment thereto which at the time and in light of the circumstances under which it was made contains a Misrepresentation;

(ii)	any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Canadian Securities Commission, court or other competent authority based upon any Misrepresentation in the preliminary prospectus, the prospectus or any amendment thereto or based upon any failure to comply with applicable Canadian Securities Laws (other than any failure of Riata, the Selling Entities or the underwriter or underwriters to comply) preventing or restricting the trading in or the sale and distribution of the Designated Qualifiable Securities pursuant to a Secondary Qualification; and

(iii)	non-compliance by TransAtlantic with any Canadian Securities Laws in connection with a Secondary Qualification and the distribution effected thereunder,

except insofar as any information or statement referred to in Section 4.2(a)(i) or (ii) has been provided to TransAtlantic by the party seeking indemnification pursuant to this Section 4.2(a).

(b)	By Riata

In connection with any Qualification of Designated Qualifiable Securities, Riata will, to the extent permitted by law, indemnify TransAtlantic, its Directors, officers, employees and agents and each Person, if any, who participates as an underwriter in the offering or sale of the Designated Qualifiable Securities, their respective directors, officers, employees and agents and each Person who controls such underwriter (within the meaning of any applicable Canadian Securities Laws) against any losses (excluding loss of profits or consequential damages), claims, damages, liabilities and expenses arising out of or based upon:

(i)	any Misrepresentation contained in the preliminary prospectus, the prospectus or any amendment thereto, but only to the extent that such Misrepresentation is contained in any information so provided to TransAtlantic or any underwriter in writing by Riata expressly for use therein; or

(ii)	any default by Riata in respect of its obligations under Section 3.2(d) hereof;

provided, however, that the maximum amount of liability in respect of such indemnification shall be limited to an amount equal to the net proceeds actually received by the Selling Entities from the sale of Qualifiable Securities effected pursuant to such registration.

(c)	Procedure

Any Person entitled to indemnification hereunder will:

(i)	give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; and

(ii)	unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defence of such claim with counsel satisfactory to the indemnified party, acting reasonably.

If such defence is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defence of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld where such consent does not contain any admission of liability).

(d)	Survival and Contribution

The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto. In the event the indemnification is unavailable in whole or in part for any reason under this Section 4.2, TransAtlantic and Riata shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of TransAtlantic and the Selling Entities in connection with the event giving rise to liability.

(e)	Effect of the Underwriting Agreement

The indemnification provided for herein shall be in addition to, and not in substitution of, customary indemnification of the underwriter and selling shareholder in the context of the negotiation of an underwriting agreement regarding an offering.

ARTICLE 5

GENERAL

5.1 No Inconsistent Agreements

TransAtlantic represents and warrants to Riata that it has not entered into, and covenants with Riata that it will not enter into, any agreement with respect to its securities which is inconsistent with or violates the rights granted to Riata pursuant to this Agreement, or affords to any Person a superior priority in respect of the registration of Common Shares, unless Riata waives such obligation in writing.

5.2 Remedies

Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

5.3 Amendments

This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise without the prior written consent of each of TransAtlantic and Riata.

5.4 Assignment and Novation

This Agreement and the rights and obligations of the Parties hereto shall bind and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Riata shall be entitled to transfer by way of novation all of its rights and obligations under this Agreement to any Person that acquires at least 25,000,000 Common Shares from the Riata Group (such amount shall be adjusted for stock splits, stock dividends, recapitalizations and equivalent events). TransAtlantic shall acknowledge such novation by executing an amended and restated form of this Agreement which replaces all references to “Riata”, “Riata Entities”, “Longfellow” and “Riata Group” in this Agreement (other than those in this Section 5.4) to refer to such Person and they shall be entitled to exercise those rights on the basis described herein

5.5 Qualification Period

The obligations of the Parties described in Section 2.1 of this Agreement shall expire upon the end of the Qualification Period.

5.6 Additional Agreements

If the Common Shares (or their equivalent) are listed on an exchange (or other similar system) that is located outside of Canada then TransAtlantic shall offer to Riata to enter into one or more agreements which shall afford to the Riata Group registration rights that are equivalent in all material commercial respects to the extent permitted by law to the rights described herein. At the request of Riata, TransAtlantic shall offer to enter into an agreement with Riata which shall afford to the Riata Group registration rights pursuant to the Securities Act that are equivalent in all material commercial respects to the extent permitted by law to the rights described herein but which shall be governed by the laws of the State of Texas.

Notwithstanding the foregoing, any such agreement shall provide that any provisions which are the equivalent of those set forth in Section 2.1(c) shall not apply to a Qualification of securities in connection with (i) a reorganization or reincorporation of TransAtlantic, (ii) the issuance or resale of securities under an employee benefit plan of TransAtlantic or one of its subsidiaries, or (iii) the acquisition by TransAtlantic or one of its subsidiaries of another entity.

5.7 Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Delays or Omissions

No delay or omission to exercise any rights, power or remedy accruing to any party to this Agreement, upon the breach or default of the other party shall impair any such rights, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring.

5.9 Descriptive Headings

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.10 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The Parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta to resolve any dispute pursuant to this Agreement.

5.11 Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier or sent by facsimile, addressed as follows:

TransAtlantic:

TransAtlantic Petroleum Corp.
1840, 444 – 5th Avenue S.W.
Calgary, Alberta T2P 2T8
Attention: President
Telephone No.:(403) 262-8556
Facsimile No.:(403) 262-1349

with a copy to:

TransAtlantic Petroleum (U.S.A.) Corp.
1755, 5910 N. Central Expressway
Dallas, Texas 75206
Attention: President
Telephone No.: (214) 220-4323
Facsimile No.: (214) 220-4327

and to:

Macleod Dixon LLP
3700 Canterra Tower

400 Third Avenue S.W.
Calgary, Alberta T2P 4H2
Attention: Lianne Tysowski
Telephone No.: (403) 267-8224
Facsimile No.: (403) 265-5973

Riata:

Riata Management, LLC
4801 Gaillardia Parkway, Suite 225
Oklahoma City, Oklahoma 73142
Attention: Matthew McCann
Telephone No.:(405) 286-6324-1036
Facsimile No.:(918) 286-1393

or at such other address or fax number of which the addressee may from time to time notify the addressor. Any notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day. Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

Registration Rights Agreement Execution Page

5.12 Counterparts

This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

RIATA MANAGEMENT, LLC		TRANSATLANTIC PETROLEUM CORP.

By:	/s/ Matthew McCann	By:	/s/ Jeffrey S. Mecom
	Matthew McCann		Jeffrey S. Mecom